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                                                                  EXHIBIT 11.1

                                     THE NEIMAN MARCUS GROUP, INC.
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Computation of weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:


(In thousands)                      Twenty-Six Weeks Ended            Thirteen Weeks Ended
                                   January 27,    January 28,    January 27,    January 28,
                                          1996           1995           1996           1995

Primary

1. Weighted average number of
   common shares outstanding            37,996         37,957         38,007         37,959


2. Assumed exercise of certain
   stock options based on average
   market value                            167             34            231             30


3. Weighted average number of
   shares used in primary per
   share computations                   38,163         37,991         38,238         37,989





Fully diluted (A)

1. Weighted average number of
   common shares outstanding            37,996         37,957         38,007         37,959


2. Assumed exercise of all
   dilutive options based on
   higher of average or
   closing market value                    184             34            233             30

3. Weighted average number of
   shares used in fully diluted
   per share computations               38,180         37,991         38,240         37,989




(A)   This calculation is submitted in accordance with Securities Exchange Act of l934   Release
      No. 9083 although not required by Footnote 2 to Paragraph l4 of APB Opinion No. l5 because it results in dilution of less than 3%.

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